Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement pertaining to the United Fire Group, Inc. Non-Employee Director Stock Plan, as amended, of our reports dated February 26, 2026, with respect to the consolidated financial statements of United Fire Group, Inc. and the effectiveness of internal control over financial reporting of United Fire Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Des Moines, Iowa

November 4, 2026